Contact:                 Tom Andrea
Sullivan & LeShane Public Relations
860-560-0001

For Immediate Release

Farmington Bank to Open Bloomfield Branch

FARMINGTON, CT – January 12, 2012 -- Farmington Bank announced today it plans to open a full-service branch in Bloomfield, Connecticut at 782 Park Avenue. The new location, pending regulatory approvals, is expected to open in the second quarter of 2012.

“As a strong community bank serving Central Connecticut, Farmington Bank is very excited to open its first branch in Bloomfield,” said John J. Patrick, Jr., chairman, president and CEO of Farmington Bank.  “We look forward to sharing our 161-year tradition of customer and community commitment with the people and businesses of Bloomfield.”

Farmington Bank is a full-service community bank with 17 branch locations throughout Central Connecticut.  Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region.  Farmington Bank, with assets of $1.7 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ Global Market: FBNK).  For more information about Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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